Exhibit 99.2

Endocyte, Inc.
Fourth Quarter 2010 Conference Call
March 10, 2011
4:30 p.m. ET

Operator:

Welcome to Endocyte’s conference call to discuss the company’s fourth quarter and full year 2010 financial results. At this time, all participants are in a listen-only mode.

Speaking today will be Ron Ellis, President and CEO, and Mike Sherman, Chief Financial Officer. Following comments by Ron and Mike, we will open the lines for questions.

Please be advised that today’s call is being recorded and webcast. During this conference call, the company will make predictive statements concerning future events or developments, such as their expectations for regulatory approval, timing of clinical trial execution, clinical trial results and financial outlook.

Actual results may differ materially from those indicated by forward-looking statements due to a variety of risks and uncertainties. Please refer to Endocyte’s filing with the Securities and Exchange Commission for a discussion of these risks and uncertainties.

Now, let me turn the call over to Ron Ellis, President and Chief Executive Officer.

Ron Ellis:

Thanks, everyone, for joining our first webcast and quarterly earnings call at Endocyte. This is the first opportunity that we have had to speak with many of you since the IPO, and I wanted to first express my appreciation and thanks to everyone who was involved. It was a wonderful opportunity to get out and tell the Endocyte story and meet a broad group of investors.

Of course, this wouldn’t have been possible without all the hard work of the team here at Endocyte, and I have special appreciation to them for all the work that they did. We’re excited about the funding that the IPO has brought in and what it’ll allow us to do in advancing this really important technology forward.

Although it’s only been a short time since the IPO, we thought it would still be a good idea to talk a little bit about our development plans and some of the key milestones that are upcoming in 2011 and then have Mike talk a little bit about our financial results.

You know as we were out on the road and shared the Endocyte story, which is really a unique story about a new generation of targeted therapies and personalized medicine, our small-molecule drug conjugate technology allows us to deliver these very active and highly potent drugs. It has an advantage over other technologies like antibody drug conjugate technologies, as this platform is small, which allows us to deliver higher amounts of drugs into difficult diseases like – that are involved in solid tumors of cancer.

We also have a companion imaging diagnostic agent. We’re able to personalize the therapies with that agent and identify those patients which were most likely to benefit. We think this really is the forefront of medicine, and particularly in treating cancer, to be able to personalize therapy with this type of technology.

Now, I wanted to take just a short amount of time and cover some of the key milestones that are coming up in 2011. I’ll first of all start off with our hope that we’ll be presenting phase 2 randomized Precedent data at a major medical conference this year. We have submitted an abstract to ASCO. We have not heard back yet from ASCO on that abstract yet. That should happen later in March.

But this’ll be an important event for us. As you know this – we’ll be reporting phase 2 randomized data with EC145, our targeted agent, and EC20, our companion agent and – companion diagnostic imaging agent in platinum-resistant ovarian cancer.

We’ve seen very exciting improvement in progression-free survival in this very difficult-to-treat patient population. And we’ve also seen some encouraging results in correlating our diagnostic agent and platform with the EC145, demonstrating our ability to identify those patients who are likely to benefit from the treatment. So we would hope that we would be presenting data from Precedent at ASCO in June.

I think the second milestone related to the phase 2 study is the overall survival data. That data we expect to be mature early 2012. And so we should have that data to be able to report within about 12 months from now.

On the regulatory side, in the next month, we have a meeting with the scientific working – advisory working group in the E.U. This is a follow-up from an informal meeting that we had last year with the chairman of the E.U. oncology working group.

The purpose of that meeting is to discuss our phase 2 randomized study results and to review our plans for phase 3 Proceed study. We expect this meeting will be very informative, and we’ll keep you abreast of the development plans in Europe as we finalize them.

The other important milestone is the initiation of the phase 3 trial. This trial is the same design as our randomized phase 2 and will be in platinum-resistant ovarian cancer. These are the patients who have progressed within six months of initiating platinum therapy.

We will be scanning patients with our EC20 diagnostic imaging agent to be able to detect those patients who have folate receptor-positive cancer, and then we’ll treat them with EC145.

The study, like our phase 2, will randomize the patients to receive EC145 with pegylated liposomal doxorubicin, or PLD, which is typically the standard of care for these patients, against placebo plus a platinum – plus PLD. So this is a double-blinded randomized phase 3 study.

We expect to enroll over 500 folate receptor-positive patients in over 150 sites the U.S. and Europe. Based on the enrollment rate from our phase 2 study and the rates of progression, we project that the primary endpoint for this study, which is progression-free survival, will be available approximately two years after the initial patient enrollment. Overall survival is also an endpoint in that study as a secondary endpoint, and we’ll have that data as well later on.

We’re ready to begin that study. We have 100 sites selected in the U.S. Those sites are in various stages of IRB approval. And we expect to enroll the first patient in the second quarter of this year.

So those, I think, are the key milestones and activities that are ahead of us. I’ll turn it over to Mike Sherman, our CFO, to go through our financial results.

Mike Sherman:

Thanks, Ron.

Let me start with a summary of our recent financing events. I’ll go ahead and walk through those chronologically. In December, we executed a subordinated promissory note offering, which converted into common shares at the IPO. We raised $8.1 million in December and then had a second close in January of $3.7 million.

Those notes carried simple interest at 10 percent until the close of the IPO. And then the principal and interest converted into approximately 2.3 million shares at $5.10, which was a 15 percent discount to the IPO offer price.

Our initial public offering closed on February 9. The over-allotment was exercised and closed on the same day. And, in the IPO, we issued approximately 14.4 million shares and raised proceeds of $78.8 million, net of all costs.

So the IPO proceeds, together with the proceeds from the second close of the promissory note offering, comprised a total of $82-1/2 million, which is not reflected in our 2010 year-end cash balance of $16.9 million.

For the fourth quarter of 2010, we recorded a net loss of $3.4 million, compared to a loss of $5.6 million in 2009. The total operating expenses of $4.6 million in the fourth quarter were lower than last year by approximately $800,000, and that was primarily the result of lower R&D spending as our phase 2 Precedent trial was winding down during the quarter, and we had very few patients still active on the study by the end of the year.

The other income item of note during the quarter was the recognition of $1.5 million in other income associated with the qualifying therapeutic discovery project award, otherwise known as 48D. We applied for funding on six development projects and were really very pleased that we received an award on all six of those applications.

I should note that the expenses in the fourth quarter were lower than what we’ve experienced for the prior three quarters of 2010, when the number of patients active on Precedent were much higher. That trend will reverse in the first quarter as we begin to recognize more of the startup expenses associated with our phase 3 Proceed study.

As far as our financial expectations are concerned, we project that we will end 2011 with more than $60 million in cash. From a clinical development standpoint, we’ll remain focused on the Proceed phase 3 trial. So the increase in spending next year or this year, 2011, will be driven by the startup and enrollment of that trial.

We expect our current cash to be sufficient to fund our phase 3 trial to its primary endpoint, which we would expect to occur prior to mid-2013.

With that, let me turn it back to the operator to see if we have questions.

Operator:

Thank you, sir.

Ladies and gentlemen, to ask a question, please press star-one on your touch-tone telephone. If your question’s been answered, or you wish to remove yourself from the question queue, please press the pound key. Again, to ask a question at this time, press star-one on your touch-tone telephone.

Our first question comes from Jason Kantor of RBC Capital Markets.

Jason Kantor:

Thank you. A couple of questions from me. I was wondering, is there anything that you – that has changed in your thinking about the design of the phase 3 trial, since you were out on the road talking about it? Are there any nuances that may be new that have come out of discussions with regulators or with your clinical sites?

Ron Ellis:

Jason, I don’t think there are any fundamental changes to the study at this point. You know the meeting in E.U., which is later this month, could create some changes. But right now, we have made no fundamental changes to what we’ve presented in the IPO.

Jason Kantor:

Terrific, and then just kind of a mechanical question on the model here. The shares outstanding that you – (average) shares for the fourth quarter, obviously these are kind of pre-IPO shares. What’s – you know some of those converted ultimately – what’s the – I guess the equivalent share number that we should use that (inaudible)?

Mike Sherman:

And I – if you reference the release as well, you see effective on the close of the IPO, we had 29.7 million shares outstanding. So what’ll happen in the – in the first quarter is, there’ll be a weighted average with, I guess, 40 days of the Q4-like shares outstanding below 1 million shares, and then – and then the remainder of the quarter will be the 29.7 million shares outstanding.

And then that would then represent Q2 through – Q4, obviously, would look more like the 29.7, subject to any you know exercises of options and so on.

Jason Kantor:

OK, and then I guess what do you expect to come out of this conversation with E.U. regulators? And I’ll just drop back in the queue, thanks.

Ron Ellis:

Well, the purpose of the meeting – this, again, is with the scientific advice working group. This is a representation of all the E.U. countries – their regulators.

And I think our primary objective is to get some clarification on our phase 3 design and input they may have on that design. We’ll also be talking to them about the phase 2 data and Precedent data and exploring the potential for conditional approval.

We’ll see what the – how the meeting turns out, but those are the two primary objectives – clarifying the development plan and discussing conditional approval for the phase 2 data.

Operator:

Thank you. Our next question comes from Chris Raymond of Robert Baird.

Chris Raymond:

You know I’m just noticing that you know you’re guiding to have the Proceed data in the second quarter of 2013. Can you maybe walk – give a little bit more color, maybe, on the – sort of the assumptions going into this in terms of enrollment? What is your sort of base case, best case and maybe worst case scenario for wrapping up enrollment in that trial?

Ron Ellis:

Well, I’ll start. Mike has done – actually, clinical operations has some modeling on this. But the first you know assumption is, we’re assuming around 150 to 160 sites in the U.S. and Europe. We’re assuming the same enrollment rate as we had in the Proceed study – in the Precedent study. And I think that’s roughly around 0.2 patients per site per year.

Mike Sherman:

Per month.

Ron Ellis:

Per month – I’m sorry, per month. The ramp-up will be a little faster. The Precedent study, we had a slow ramp-up of sites coming on board, and so the Proceed study has a faster ramp-up of sites. I think it’s approximately six months or so before all the sites are up and approved to start enrolling patients.

So I think that – Chris, that’s our conservative estimate for the enrollment. There’s lots of worst case scenarios, like regulatory delays or other things that keep sites from coming online, but I think the enrollment rate’s fairly conservative.

We’re hopeful that, when the data’s released at ASCO, that that creates a higher interest in this study and we see a higher enrollment rate, and we see us coming in under the two-year timeframe that we’re projecting right now. But it’s really hard to forecast that. It’s really hard to tell how quickly that would maybe increase the enrollment.

Chris Raymond:

Right, OK, and remind – tell me again, what is the critical path of starting the Proceed trial?

Ron Ellis:

Really it’s having this E.U. meeting.

Chris Raymond:

OK.

Ron Ellis:

Yes, we don’t want to start until after we’ve had our discussions with the E.U. And once that’s done, and we’re clear that we’re moving in the right direction, we would start.

Chris Raymond:

OK, great.

Ron Ellis:

We have the drug ready and sites ready, and so we’re ready to go.

Chris Raymond:

And you know at the risk of putting the cart before the horse, one more question. You know at what point do you guys think you could start talking about a design of a trial in platinum-sensitive ovarian?

Ron Ellis:

Boy ...

Chris Raymond:

Again, I know it’s the cart before the horse.

Ron Ellis:

Yes, it’s hard for me to answer that. We’ve certainly had discussions with advisory groups. We’ve met, actually, last month with the GOG advisory group, at their meeting, and talked about different designs and future indications for the drug.

I think it’s just too early to say what we would want to do there. But there’s certainly interest in expanding beyond platinum-resistant with the drug and trying different combinations.

Chris Raymond:

Thank you.

Operator:

Thank you. Our next question comes from (Jonathan Eckert) of (Leerink Swann).

(Jonathan Eckert):

Thank you very much for taking the question. My first question was on the approval path for the imaging diagnostic EC20 in both the E.U. as well as the U.S. Is there a difference in the path in those two regions?

Ron Ellis:

No. There shouldn’t be any path difference. The approval will be based on demonstrating clinical usefulness, which would come from the phase 3 study, and from being able to validate it as a diagnostic, which will also occur in the phase 3 study through some of our inter-reader or reproducibility studies.

But there’s no difference, as far as we know, between the two countries in terms of how those are approved.

(Jonathan Eckert):

All right, great, and could you – could you remind us when the overall survival data from the Proceed study is expected to mature?

Ron Ellis:

It would be two years after – first quarter 2015?

Mike Sherman:

Yes, so the second quarter of 2015, with the assumption that you get your PFS in the second quarter of 2013.

(Jonathan Eckert):

Sorry, how about for the phase 2?

Mike Sherman:

Oh, for the Precedent study ...

(Jonathan Eckert):

Precedent, I’m sorry.

Mike Sherman:

We should have the overall survival data early in 2012.

(Jonathan Eckert):

Great, thank you very much.

Operator:

Again, ladies and gentlemen, we’d like to remind you, to ask a question, please press star-one on your touch-tone telephone. If your question’s been answered, or you wish to remove yourself from the question queue, please press the pound key. Again, to ask a question at this time, press star-one on your touch-tone telephone.

Our next question comes from (Greg Zinchek) of (Triad) Investments.

(Greg Zinchek):

Congratulations, guys, on the – on the milestone of the IPO. Now that the IPO’s completed, are there any thoughts of doing any licensing arrangements with people to help on the cash flow?

Ron Ellis:

Well, yes, that’s a great question, (Greg), on licensing. The data that we’ve – the phase 2 data is really pretty new. And so we’ve just been out starting to share that with potential license partners. As we outlined in the IPO you know we are going to be explore, as it makes sense, partnerships, particularly regional partnerships, Asia and Europe, would make a lot of sense for the drug, as it’s more difficult to build a commercial operation in those countries by ourselves.

So we’ll have some discussions and with pharmaceutical partners, both globally and regionally, to see if there’s something that makes sense. You know strategically, we would like to maintain rights in the U.S., at least a strong co-promotion option. And so we’ll see how those discussions come to fruition.

The nice thing about the IPO is that we don’t have to. And if we – if we feel like it’s in our best interest to just run the phase 3 and get the final data, we have the resources to be able to do that. And we’d only take a license partnership if we felt it really enhanced the value of the technology.

(Greg Zinchek):

Very good, thank you very much.

Operator:

At this time, there are no further questions, so I’ll turn the call back to Ron Ellis f or concluding remarks.

Ron Ellis:

Well, thanks, everyone, for joining us on the call. And we’re happy to – again, to complete the IPO. I think this next year will be a very exciting year, a lot of nice milestones coming up.

We’re particularly looking forward to discussing this data at ASCO with the physicians and oncologists in the broader community and sharing that data with them. So, again, thanks for joining us.

And thanks, Mike, for the update on the financials.

Operator:

Ladies and gentlemen, this does conclude your program. Thank you for your participation, and have a wonderful day. You may disconnect your lines at this time.

END